UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	March 1, 2006

Auto Underwriters of America, Inc.

(Exact name of registrant as specified in its charter)

California	0-11582	94-2915849

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2755 Campus Drive, Suite 155 San Mateo, California	94403

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 377-4381

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

            On March 1, 2006 and March 7, 2006, Auto Underwriters of America, Inc. (the “Company”) issued and sold an aggregate of 2 units of the Company’s securities (the “Units”) pursuant to the third and fourth closings of a private placement to a limited number of accredited investors.  The Units were sold at a price of $100,000 per Unit, with each Unit consisting of one six month secured 10% promissory note and one warrant to purchase 20,000 shares of the Company’s common stock, exercisable for a period of five years, at an exercise price of $1.50 per share.  The offer and sale was conducted on behalf of the Company by a NASD-licensed broker-dealer who served as managing dealer and received a sales commission of 7%, an investment banking and marketing fee of 2% and a nonaccountable expense allowance of 2% of the gross proceeds of $200,000.  For every Unit sold, the managing dealer also received a warrant to purchase 5,000 shares of the Company’s common stock, exercisable for a period of 5 years at $1.50 per share.  The fourth closing was the final closing of the private placement and total gross proceeds from the offering, including amounts previously reported on the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2006, equaled $1,000,000.

            These securities were offered and sold without registration under the Securities Act of 1933 in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.  An appropriate legend was placed on the securities issued.

            This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities.  This report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTO UNDERWRITERS OF AMERICA, INC.

Dated: March 7, 2006	By:	/s/ Dean Antonis
Dean Antonis
President